Exhibit 10.36
TRANSITION AND RELEASE AGREEMENT

    THIS TRANSITION AND RELEASE AGREEMENT (the “Agreement”) is entered into by and between Nicole LaBrosse (“Ms. LaBrosse”) and Halozyme Therapeutics, Inc. (the “Company”) (collectively, the “Parties”).

WHEREAS, Ms. LaBrosse is currently employed by the Company as Chief Financial Officer (“CFO”);

WHEREAS, the Company has advised Ms. LaBrosse that it plans to initiate a search for a new CFO to support its growth strategy;

WHEREAS, Ms. LaBrosse has agreed to continue in her role as CFO until the earliest of (a) a new CFO commencing employment with the Company; (b) March 30, 2026; or (c) such earlier date as determined by the Company (the actual last day of employment being the “Separation Date”), as set forth herein;

WHEREAS, it is a condition precedent to the Company’s willingness to offer the transition period and the Company’s obligations to make certain separation payments under Section 4 below that Ms. LaBrosse timely executes, delivers, and does not revoke both this Agreement and the Supplemental Release (as defined below); and

    WHEREAS, to formalize this arrangement, the Parties are willing to enter into this Agreement.

    NOW, THEREFORE, in consideration of the promises and mutual agreements herein, the sufficiency of which is hereby acknowledged, Ms. LaBrosse and the Company agree as follows:

1.    Separation Date; Final Compensation: Ms. LaBrosse acknowledges that her employment by the Company, and all obligations of the Company with respect to such employment, shall be terminated effective on the Separation Date. As of the Separation Date, the Company will not owe Ms. LaBrosse any other salary, compensation, or benefits in connection with her employment with the Company, except as required by federal or state law or as explicitly set forth in this Agreement.

2.    Transition Period: Between the date hereof and the Separation Date (the “Transition Period”), Ms. LaBrosse shall devote her full working time, attention and best efforts to the faithful performance of Ms. LaBrosse’s duties in the normal course as CFO. For the avoidance of doubt, during the Transition Period, Ms. LaBrosse will continue her services as an employee of the Company in the role of CFO, and will continue to receive (i) Ms. LaBrosse’s annual base salary as in effect immediately prior to the Effective Date and (ii) the same employee benefits that Ms. LaBrosse was entitled to receive as of immediately prior to the Effective Date, in each case, in accordance with the terms applicable to such compensation and benefits as of immediately prior to the Effective Date. Any payment under this Agreement is expressly conditioned on Ms. LaBrosse’s continued compliance with this Agreement.

Additionally, to the extent Ms. LaBrosse engages in behavior constituting “Cause” under the Company’s Severance Policy, then the Outstanding Award Treatment specified in Section 3 will not apply and the Company need not provide Ms. LaBrosse the Severance Package provided for in Section 4. However, the Parties agree that (a) clause (v)(A) of the “Cause” definition in the Severance Policy shall not apply to any such determination, and (b) clause (v)(B) of the “Cause” definition in the Severance Policy shall instead refer to failure to follow the lawful and reasonable directives directly related to Ms. LaBrosse’s duties in the normal course as CFO from the Company’s Chief Executive Officer (“CEO”) or the Board of Directors of the Company (the “Board”), which failure is not cured within ten (10) days following a separate written notice identifying the Cause provision and specifying the alleged failure and providing sufficient details of the alleged failure, provided that no such opportunity to cure will apply in the event of any repeated action or repeated inaction.

3.    Outstanding Awards: The Parties acknowledge that, as of October 28, 2025, Ms. LaBrosse holds the options (“Options”) to purchase shares of common stock of the Company and the time-vesting restricted stock units (“RSUs”) and the performance-vesting stock units (“PSUs”) covering shares of common stock of the Company, in each case, set forth on Exhibit A (collectively, the “Outstanding Awards”). Other than the Outstanding Awards, Ms. LaBrosse does not hold any outstanding, and there is no commitment to grant to Ms. LaBrosse any, incentive equity awards relating to the Company’s or any of its affiliate’s shares of common stock or other equity. Subject to Ms. LaBrosse’s continued compliance with this Agreement, Ms. LaBrosse’s termination of employment with the Company as of the Separation Date will constitute a termination by the Company other than for “Cause” as defined in, and for purposes of, the applicable stock plan of the Company and award agreement thereunder corresponding to the applicable Outstanding Award (the “Outstanding Award Treatment”).

4.    Severance and Separation Benefits: In consideration for, subject to and contingent upon (a) Ms. LaBrosse’s continued employment as CFO of the Company until the earliest of (x) a new CFO commencing employment with the Company, (y) March 30, 2026 or (z) such earlier date as determined by the Company, (b) Ms. LaBrosse’s timely execution, delivery and non-revocation of both this Agreement and the Supplemental Release Agreement attached hereto as Exhibit B (the “Supplemental Release”), and (c) Ms. LaBrosse’s full compliance with the terms of this Agreement, the Supplemental Release, and the Continuing Obligations (as defined below), the Company shall provide Ms. LaBrosse with the following payments and benefits (the “Severance Package”):

a.    Ms. LaBrosse’s 2025 annual bonus, with individual performance calculated at 120% of target-level performance and Company performance calculated by the Board in the ordinary course of business, payable when such annual bonus would otherwise be paid to Ms. LaBrosse but in all events during 2026;
b.    The cash severance outlined in the Company’s Severance Policy, which is an amount equal to the sum of (i) Ms. LaBrosse’s current annual base salary and (ii) provided that the Separation Date occurs in 2026, Ms. LaBrosse’s annual bonus for 2026, paid at target-level performance and pro-rated based upon Ms. LaBrosse’s length of employment during 2026, in each case, payable in a lump-sum amount within 60 days following the Separation Date;
c.    Solely if the Separation Date occurs prior to February 28, 2026, any Outstanding Awards that vest based solely subject to Ms. LaBrosse’s continued employment with the Company and that would have vested on or prior to February 28, 2026 if Ms. LaBrosse had continued to be employed by the Company through such date will, except as otherwise prohibited by any governing arrangement, become vested and, if applicable, exercisable on the Separation Date;
d.    An extension of the period during which Ms. LaBrosse is permitted to exercise all Outstanding Options that are vested as of the Separation Date to the shorter of (i) one (1) year following the Separation Date and (ii) the remaining term of the Outstanding Option prior to the Separation Date;
e.    Solely if a Change in Control (as defined in Ms. LaBrosse’s Amended and Restated Change in Control Agreement with the Company) occurs within 12 months following the Separation Date, the Company shall cause 100% of any Outstanding Options that are not vested as of the Separation Date, do not otherwise become vested in accordance with this Agreement and do not expire prior to the consummation of such Change in Control to become fully vested and nonforfeitable upon the consummation of such Change in Control and otherwise exercisable in accordance with the terms of the applicable equity plan and award agreement pursuant to which such Outstanding Options were granted; provided, that with respect to any such Outstanding Option the vesting of which is based (immediately prior to the consummation of such Change in Control) in whole or in part upon the achievement of performance goals, the numbers of Outstanding Options that become fully vested shall be determined based upon the greater of (x) the target performance level applicable under the Outstanding Option and (y) the actual performance level achieved under the terms of the Outstanding Option through the date of such Change in Control;
f.    An executive coach, up to a maximum cost to the Company of $15,000, in addition to outplacement services to be provided through Lee Hecht Harrison for three (3) months (the executive coach and the outplacement services, the “Transition Services”). The costs to the Company for the Transition Services will not be paid to Ms. LaBrosse, nor will Ms. LaBrosse be entitled to payment of such amount, in the event Ms. LaBrosse does not use the Transition Services. Ms. LaBrosse will be responsible for commencing the Transition Services by May 1, 2026. If Ms. LaBrosse does not commence Transition Services by such date, then the Company will have no further obligation to offer such services, and such Transition Services will not be included in the Severance Package. In all events any Transition Services with be utilized no later than December 31, 2026; and
g.    Subject to Ms. LaBrosse’s timely election of continuation coverage under the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay, on Ms. LaBrosse’s behalf, the cost of COBRA continuation coverage under the Company’s group healthcare plans (including medical, dental, and/or vision) for a period of twelve (12) months following the Separation Date (the “COBRA

Payment”). The COBRA Payment will be made directly by the Company to the applicable entity and will not be paid to Ms. LaBrosse. Thereafter, Ms. LaBrosse will be solely responsible for timely completing all administrative requirements necessary to maintain continuation coverage and funding the cost of any desired level of participation.
Ms. LaBrosse acknowledges and agrees that the payments and benefits set forth in this Section 4, as well as any obligations in respect of Ms. Labrosse’s Outstanding Awards, shall be the sole and exclusive payments and benefits to which Ms. LaBrosse shall be entitled in respect of Ms. LaBrosse’s separation of employment with the Company.
5.    Release of Claims:
a.    In consideration of the Severance Package and other benefits contained herein, Ms. LaBrosse, on behalf of herself and her heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the “Releasors”) knowingly and voluntarily, irrevocably and unconditionally, fully and forever waives, releases, and discharges the Company, including past and current parents, subsidiaries, affiliates, and each of its and their respective past and current directors, officers, trustees, employees, partners, representatives, agents, employee benefit plans and such plans’ administrators, insurance carriers, fiduciaries, trustees, record-keepers, and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (the “Releasees”) from any and all actions, suits, claims, demands, liabilities, and causes of action, known or unknown, based on, arising out of or relating to Ms. LaBrosse’s employment by the Company, benefits, or the termination of such employment by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter from the beginning of time through the date of execution of this Agreement that Releasors may have or have ever had against the Releasees, including, but not limited to: (i) claims of wrongful discharge, constructive discharge, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, failure to hire, tort, fraud, or defamation or other common law actions, including infliction of emotional distress, negligence, and misrepresentation; (ii) claims arising under the Age Discrimination in Employment Act of 1967 (the “ADEA”), as amended by the Older Workers’ Benefit Protection Act (“OWBPA”); the Americans with Disabilities Act; the Employee Retirement Income Security Act; the Equal Pay Act; the Fair Credit Reporting Act; the Family and Medical Leave Act, and all other federal, state and local leave laws; the Genetic Information Nondiscrimination Act; the Immigration Reform and Control Act; the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514; Sections 1981 through 1988 of Title 42 of the United States Code (“U.S.C.”); the National Labor Relations Act; Sections 748(h)(i), 922(h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd-Frank Act”), 7 U.S.C. § 26(h), 15 U.S.C. § 78u-6(h)(i) and 12 U.S.C. § 5567(a); Title VII of the Civil Rights Act of 1964, and the Civil Rights Act of 1991; the Uniformed Services Employment and Reemployment Rights Act; the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), and all other state and local WARN laws; the California Fair Employment and Housing Act (“FEHA”); the California Labor Code; the California Business and Professions Code; the California Constitution; and the California Family Rights Act (“CFRA”), all including any amendments and their respective implementing regulations; and (iii) any other claims arising under any other federal, state or local or foreign law, constitution, statute, regulation or ordinance relating to hiring, employment, terms and conditions of employment, discrimination, retaliation, or harassment in employment, termination of employment, wages, benefits or otherwise (collectively, the “Released Claims”).
b.    Ms. LaBrosse acknowledges and agrees that as of the date hereof, Ms. LaBrosse has no knowledge of any facts or circumstances that give rise or could give rise to any Released Claims.
c.    Ms. LaBrosse acknowledges that she may later discover claims or facts in addition to, or different from, those which she now knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional claims or facts.
d.    By signing this Agreement, Ms. LaBrosse acknowledges and agrees that the Released Claims include all claims or rights Ms. LaBrosse may have pursuant to Section 1542 of the Civil Code of the State of California, and Ms. LaBrosse intends to waive the rights described in Section 1542, which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
e.    Nothing herein affects (i) Ms. LaBrosse’s right to elect to receive COBRA continuation coverage in accordance with applicable law; (ii) any claim or right Ms. LaBrosse may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan pursuant to the terms of the plan; (iv) any claim or right that may arise after the execution of this Agreement; (v) Ms. LaBrosse’s right to enforce the terms of this Agreement; (vi) Ms. LaBrosse’s right to receive an award from a Government Agency (as defined below) under its whistleblower program (including any right Ms. LaBrosse may have to receive a monetary award from the Securities and Exchange Commission (“SEC”) as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), as may be amended from time to time) for reporting in good faith a possible violation of law; (vii) Ms. LaBrosse’s right to challenge the validity of this Agreement under the ADEA; (viii) any claim or right Ms. LaBrosse may have for indemnification pursuant to any applicable director and officer insurance policies held by the Company, California Labor Code Section 2802, or any other agreement or understanding regarding indemnification between the Parties; or (ix) any right where a waiver is expressly prohibited by law.
f.    Ms. LaBrosse represents and affirms that she has not filed or caused to be filed on her behalf any complaint, action, lawsuit, arbitration, request for relief, claim or other proceeding (legal, equitable, administrative or of any other nature) against any of the Releasees related to the Released Claims and, to the best of Ms. LaBrosse’s knowledge and belief, there are no outstanding complaints, actions, lawsuits, arbitrations, requests for relief, claims or other proceedings (legal, equitable, administrative or of any other nature) asserted on behalf of Ms. LaBrosse against any of the Releasees related to any of the Released Claims.
6.    Protected Activities: Ms. LaBrosse and the Company acknowledge and agree that this Agreement shall not be construed or applied in a manner that limits or interferes with Ms. LaBrosse’s right, without notice to or authorization of the Company, to make truthful statements or disclosures regarding unlawful acts in the workplace (such as harassment or discrimination or any other conduct that Ms. LaBrosse has reason to believe is unlawful) or unlawful employment practices, or to communicate and cooperate in good faith with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the SEC, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission (each, a “Government Agency”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, or (ii) filing a charge or complaint with, cooperating with or participating in any investigation or proceeding that may be conducted or managed by any Government Agency (except that Ms. LaBrosse acknowledges that she may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and she further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding). Additionally, Ms. LaBrosse shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, or (c) in court proceedings if Ms. LaBrosse files a lawsuit for retaliation by an employer for reporting a suspected violation of law, or to Ms. LaBrosse’s attorney in such lawsuit, provided that Ms. LaBrosse must file any document containing the trade secret under seal, and Ms. LaBrosse may not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Ms. LaBrosse be authorized to make any disclosures as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of the Company’s Chief Legal Officer or another authorized officer designated by the Company. The activities or disclosures described in this Section 6 shall be referred to in this Agreement as “Protected Activities.”
7.    Return of Property: Ms. LaBrosse agrees that, as a condition to receiving the Severance Package, she agrees to promptly return to the Company all of its property, if any, in her possession, custody, or control, including, but not limited to, hard copy and electronic files and documents (and all copies and excerpts thereof), identification cards, credit cards, keys, equipment, laptops, handheld devices, external hard drives, software and data, and all other physical or personal property which Ms. LaBrosse received or prepared or helped prepare in connection with her employment with the Company within three (3) days of the Separation Date, and Ms. LaBrosse will confirm to the Company that she has not retained any copies, duplicates, reproductions or excerpts thereof. To the extent Ms. LaBrosse has possession, custody or control of any such property in electronic form (for example, in her personal email account, on a personal computer or phone, or on an electronic storage device or account), she agrees to identify and deliver identical copies of such documents to the Company and to then promptly follow the Company’s instructions regarding the permanent deletion or the preservation of such documents. The requirements in this Section 7 shall not apply to publicly available documents or documents relating directly and solely to Ms. LaBrosse’s compensation and employee benefits. Ms. LaBrosse agrees to update all social media to reflect that she is no longer employed by the Company within three (3) days of the Separation Date.
8.    Continuing Obligations: Ms. LaBrosse acknowledges and agrees that any provisions of existing agreements between Ms. LaBrosse and the Company that survive termination of employment, including any restrictive covenants, in accordance with the terms of such documents shall remain in effect, and Ms. LaBrosse expressly reaffirms those provisions hereto (the “Continuing Obligations”).
9.    Non-Disparagement: Ms. LaBrosse agrees not to directly or indirectly make any statements, or induce or encourage others to make any statements, that defame, disparage or in any way criticize or otherwise reflect negatively on the reputations, practices or conduct of the Company, its services or products, or its current or former officers, directors, employees, agents, advisors, partners, workers or consultants, or clients, except to the extent necessary for the purpose of making a disclosure permitted as a Protected Activity, as defined in Section 6 above. The Company agrees to instruct the Board and its Leadership Team not to directly or indirectly make any statements, or induce or encourage others to make any statements, that defame, disparage or in any way criticize or otherwise reflect negatively on the reputation, practices or conduct of Ms. LaBrosse.
10.    No Admission of Wrongdoing: Neither by offering to make nor by making this Agreement does either Party admit any failure of performance, wrongdoing, or violation of law.
11.    Entire Agreement; Amendments; Successors and Assigns; Invalidity: Except as expressly set forth herein and the Continuing Obligations, this Agreement and the Supplemental Release set forth the entire understanding of the parties and supersede any and all prior agreements, oral or written, relating to Ms. LaBrosse’s employment by the Company or the termination thereof. Neither this Agreement nor the Supplemental Release may be modified except by a writing, signed by Ms. LaBrosse and the Chief Legal Officer of the Company or another authorized Company officer. This Agreement and the Supplemental Release shall be binding upon, and shall inure to the benefit of, Ms. LaBrosse’s heirs and personal representatives, and the successors and assigns of the Company. If any term or provision of this Agreement or the Supplemental Release is deemed invalid, illegal, or incapable of being enforced by any applicable law or public policy, all other conditions and provisions shall nonetheless remain in full force and effect.
12.    Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its choice of law rules.

13.    Counterparts: This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement. Counterparts may be delivered via electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or another transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
14.    Acknowledgment: Ms. LaBrosse acknowledges and agrees that no portion of the Severance Package is allocable to any claim of sexual harassment under federal, state or local law.
15.    Voluntary Agreement: Ms. LaBrosse hereby acknowledges that:
a.    this Agreement, and the release contained in Section 5 above, waives all claims and rights she might have under the ADEA;
b.    she has been provided at least twenty-one (21) days within which to consider this Agreement, and that she has been advised that she may revoke her acceptance of the terms of this Agreement by providing written notice of revocation to the Company within seven (7) days after she has signed the Agreement;
c.    the Company advises her to consult with an attorney before signing this Agreement;
d.    she has obtained independent legal advice from an attorney of her own choice with respect to this Agreement or she has knowingly and voluntarily chosen not to do so;
e.    she freely, voluntarily and knowingly entered into this Agreement after due consideration with full knowledge of its significance;
f.    no promise or inducement has been offered to her, except as expressly set forth herein, and she is not relying upon any such promise or inducement in entering into this Agreement other than as expressly set forth herein; and
g.    she has read this Agreement and understands all of its terms, including the waiver and release of claims set forth in Section 5 above.
16.    Consideration and Revocation Periods; Effective Date: Ms. LaBrosse acknowledges that she was initially presented with this Agreement and the Supplemental Release on October 28, 2025 (the “Receipt Date”). Ms. LaBrosse acknowledges and agrees that she is being provided at least twenty-one (21) calendar days from the Receipt Date to consider whether to sign this Agreement (the “Consideration Period”). The Parties agree that any material or immaterial change made to this Agreement following the Receipt Date will not re-start the running of the Consideration Period. Ms. LaBrosse understands that this Agreement shall be of no force or effect unless she (a) signs and returns it within twenty-one (21) days of the Receipt Date and (b) does not revoke this Agreement within the seven (7) day calendar period after signing it (the “Revocation Period”) by delivering a signed revocation notice to the Company. In the event of such revocation, this Agreement shall become null and void in its entirety. This Agreement shall become effective on the eighth day after Ms. LaBrosse signs and returns the Agreement, without having revoked the Agreement during the Revocation Period, provided it is also executed by the Company (the “Effective Date”).
17.    Section 409A.
a.    The Parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively, “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
b.    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. If any payment, compensation or other benefit provided to Ms. LaBrosse in connection with the termination of her employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Ms. LaBrosse is a specified employee as defined in Section 409A(2)(B)(i) of the Internal Revenue Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Separation Date or, if earlier, ten (10) business days following Ms. LaBrosse’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Ms. LaBrosse during the period between the Separation Date and the New Payment Date shall be paid to Ms. LaBrosse in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.
c.    All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Ms. LaBrosse incurs such expense. With regard to any provision of this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind, benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
d.    Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. For purposes of Section 409A, Ms.

LaBrosse’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

FOR MS. LABROSSE:

/s/ Nicole LaBrosse
Nicole LaBrosse

November 18, 2025
Date Signed

FOR HALOZYME THERAPEUTICS, INC.:

/s/ Helen Torley
Helen Torley, M.B. Ch.B., M.R.C.P.,
President & CEO

November 18, 2025
Date Signed

Exhibit A

Outstanding Awards

Options

Grant Date	Options Exercisable	Options Unexercisable
8/1/2017	812	-
2/14/2018	8,813	-
2/12/2019	10,597	-
2/10/2020	21,285	-
2/15/2021	12,951	-
2/16/2022	57,122	5,193
2/16/2023	40,706	20,355
2/23/2024	11,550	16,172
2/20/2025	-	22,603

RSUs and PSUs

Grant Date	RSU/PSU	Outstanding Units
2/16/2022	RSU	5,093
2/16/2023	RSU	10,658
2/23/2024	RSU	20,063
2/20/2025	RSU	21,327

2/16/2023	PSU	8,184*
02/23/2024	PSU (TSR)	6,935*
2/23/2024	PSU (Deal)	28,662*
2/20/2025	PSU (TSR)	-
2/20/2025	PSU (Deal)	-

*Represents the number of PSUs that have vested on a performance basis but remain subject to time-based vesting on the third anniversary of the grant date.
Exhibit B

Supplemental Release Agreement

    This Supplemental Release Agreement (“Supplemental Release”) is entered into this ____ day of ______, 202_, by and between by and between Halozyme Therapeutics, Inc. (the “Company”), and Nicole LaBrosse (“Ms. LaBrosse”). Terms used but not otherwise defined herein shall have the meanings ascribed to them under the Transition and Release Agreement, by and between the Company and Ms. LaBrosse, dated ______ __, 2025 (the “Separation Agreement”), to which this Supplemental Release is attached as Exhibit B. The Severance Package and other consideration provided for in the Separation Agreement are expressly conditioned on Ms. LaBrosse timely signing this Supplemental Release. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Separation Agreement.
1.    Termination: Ms. LaBrosse’s position and status as an employee, and Ms. LaBrosse’s employment with the Company and all obligations with respect to such employment terminated on the Separation Date, except as otherwise provided in the Separation Agreement.
2.    Release of Claims:
a.    In consideration of the Severance Package and other benefits contained herein, Ms. LaBrosse, on behalf of herself and her heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the “Releasors”) knowingly and voluntarily, irrevocably and unconditionally, fully and forever waives, releases, and discharges the Company, including past and current parents, subsidiaries, affiliates, and each of its and their respective past and current directors, officers, trustees, employees, partners, representatives, agents, employee benefit plans and such plans’ administrators, insurance carriers, fiduciaries, trustees, record-keepers, and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (the “Releasees”)

from any and all actions, suits, claims, demands, liabilities, and causes of action, known or unknown, based on, arising out of or relating to Ms. LaBrosse’s employment by the Company, benefits, or the termination of such employment by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter from the beginning of time through the date of execution of this Supplemental Release that Releasors may have or have ever had against the Releasees, including, but not limited to: (i) claims of wrongful discharge, constructive discharge, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, failure to hire, tort, fraud, or defamation or other common law actions, including infliction of emotional distress, negligence, and misrepresentation; (ii) claims arising under the Age Discrimination in Employment Act of 1967 (the “ADEA”), as amended by the Older Workers’ Benefit Protection Act (“OWBPA”); the Americans with Disabilities Act; the Employee Retirement Income Security Act; the Equal Pay Act; the Fair Credit Reporting Act; the Family and Medical Leave Act, and all other federal, state and local leave laws; the Genetic Information Nondiscrimination Act; the Immigration Reform and Control Act; the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514; Sections 1981 through 1988 of Title 42 of the United States Code (“U.S.C.”); the National Labor Relations Act; Sections 748(h)(i), 922(h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd-Frank Act”), 7 U.S.C. § 26(h), 15 U.S.C. § 78u-6(h)(i) and 12 U.S.C. § 5567(a); Title VII of the Civil Rights Act of 1964, and the Civil Rights Act of 1991; the Uniformed Services Employment and Reemployment Rights Act; the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), and all other state and local WARN laws; the California Fair Employment and Housing Act (“FEHA”); the California Labor Code; the California Business and Professions Code; the California Constitution; and the California Family Rights Act (“CFRA”), all including any amendments and their respective implementing regulations; and (iii) any other claims arising under any other federal, state or local or foreign law, constitution, statute, regulation or ordinance relating to hiring, employment, terms and conditions of employment, discrimination, retaliation, or harassment in employment, termination of employment, wages, benefits or otherwise (collectively, the “Released Claims”).
b.    Ms. LaBrosse acknowledges and agrees that as of the date hereof, Ms. LaBrosse has no knowledge of any facts or circumstances that give rise or could give rise to any Released Claims.
c.    Ms. LaBrosse acknowledges that she may later discover claims or facts in addition to, or different from, those which she now knows or believes to be true with respect to the claims released in this Supplemental Release and agrees, nonetheless, that this Supplemental Release shall be and remain effective in all respects notwithstanding such different or additional claims or facts.
d.    By signing this Supplemental Release, Ms. LaBrosse acknowledges and agrees that the Released Claims include all claims or rights Ms. LaBrosse may have pursuant to Section 1542 of the Civil Code of the State of California, and Ms. LaBrosse intends to waive the rights described in Section 1542, which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER

FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
e.    Nothing herein affects (i) Ms. LaBrosse’s right to elect to receive COBRA continuation coverage in accordance with applicable law; (ii) any claim or right Ms. LaBrosse may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan pursuant to the terms of the plan; (iv) any claim or right that may arise after the execution of this Supplemental Release; (v) Ms. LaBrosse’s right to enforce the terms of this Supplemental Release; (vi) Ms. LaBrosse’s right to receive an award from a Government Agency (as defined below) under its whistleblower program (including any right Ms. LaBrosse may have to receive a monetary award from the Securities and Exchange Commission (“SEC”) as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), as may be amended from time to time) for reporting in good faith a possible violation of law; (vii) Ms. LaBrosse’s right to challenge the validity of this Supplemental Release under the ADEA; (viii) any claim or right Ms. LaBrosse may have for indemnification pursuant to any applicable director and officer insurance policies held by the Company, California Labor Code Section 2802, or any other agreement or understanding regarding indemnification between the Parties; or (ix) any right where a waiver is expressly prohibited by law.
f.    Ms. LaBrosse represents and affirms that she has not filed or caused to be filed on her behalf any complaint, action, lawsuit, arbitration, request for relief, claim or other proceeding (legal, equitable, administrative or of any other nature) against any of the Releasees related to the Released Claims and, to the best of Ms. LaBrosse’s knowledge and belief, there are no outstanding complaints, actions, lawsuits, arbitrations, requests for relief, claims or other proceedings (legal, equitable, administrative or of any other nature) asserted on behalf of Ms. LaBrosse against any of the Releasees related to any of the Released Claims.
3.    Protected Activities: Ms. LaBrosse and the Company acknowledge and agree that this Supplemental Release shall not be construed or applied in a manner that limits or interferes with Ms. LaBrosse’s right, without notice to or authorization of the Company, to engage in Protected Activities.
4.    Return of Property: Ms. LaBrosse agrees that, as a condition to receiving the Severance Package, she agrees to promptly return to the Company all of its property, if any, in her possession, custody, or control, including, but not limited to, hard copy and electronic files and documents (and all copies and excerpts thereof), identification cards, credit cards, keys, equipment, laptops, handheld devices, external hard drives, software and data, and all other physical or personal property which Ms. LaBrosse received or prepared or helped prepare in connection with her employment with the Company within three (3) days of the Separation Date, and Ms. LaBrosse will confirm to the Company that she has not retained any copies, duplicates, reproductions or excerpts thereof. To the extent Ms. LaBrosse has possession, custody or control of any such property in electronic form (for example, in her personal email account, on a personal computer or phone, or on an electronic storage device or account), she agrees to identify and deliver identical copies of such documents to the Company and to then promptly follow the Company’s instructions regarding the permanent deletion or the preservation of such documents. The requirements in this Section 4 shall not apply to publicly available documents or documents relating directly and solely to Ms. LaBrosse’s compensation and employee benefits. Ms. LaBrosse agrees to update all social media to reflect that she is no longer employed by the Company within three (3) days of the Separation Date.
5.    No Admission of Wrongdoing: Neither by offering to make nor by making this Supplemental Release does either Party admit any failure of performance, wrongdoing, or violation of law.
6.    Entire Agreement; Amendments; Successors and Assigns; Invalidity: Except as expressly set forth herein and the Continuing Obligations, the Separation Agreement and this Supplemental Release set forth the entire understanding of the parties and supersede any and all prior agreements, oral or written, relating to Ms. LaBrosse’s employment by the Company or the termination thereof. Neither the Separation Agreement nor this Supplemental Release may be modified except by a writing, signed by Ms. LaBrosse and the Chief Legal Officer of the Company or another authorized Company officer. The Separation Agreement and this Supplemental Release shall be binding upon, and shall inure to the benefit of, Ms. LaBrosse’s heirs and personal representatives, and the successors and assigns of the Company. If any term or provision of the Separation Agreement or this Supplemental Release is deemed invalid, illegal, or incapable of being enforced by any applicable law or public policy, all other conditions and provisions shall nonetheless remain in full force and effect.
7.    Governing Law: This Supplemental Release shall be governed by and construed in accordance with the laws of the State of California without regard to its choice of law rules.
8.    Counterparts: This Supplemental Release may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Supplemental Release and all of which, when taken together, will be deemed to constitute one and the same agreement. Counterparts may be delivered via electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or another transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
9.    Acknowledgment: Ms. LaBrosse acknowledges and agrees that no portion of the Severance Package is allocable to any claim of sexual harassment under federal, state or local law.
10.    Voluntary Agreement: Ms. LaBrosse hereby acknowledges that:
a.    this Supplemental Release, including the release contained in Section 2 above, waives all claims and rights she might have under the ADEA;

b.    she has been provided at least twenty-one (21) days within which to consider this Supplemental Release, and that she has been advised that she may revoke her acceptance of the terms of this Supplemental Release by providing written notice of revocation to the Company within seven (7) days after she has signed the Supplemental Release;
c.    the Company advises her to consult with an attorney before signing this Supplemental Release;
d.    she has obtained independent legal advice from an attorney of her own choice with respect to this Supplemental Release or she has knowingly and voluntarily chosen not to do so;
e.    she freely, voluntarily and knowingly entered into this Supplemental Release after due consideration with full knowledge of its significance;
f.    no promise or inducement has been offered to her, except as expressly set forth herein, and she is not relying upon any such promise or inducement in entering into this Supplemental Release other than as expressly set forth herein; and
g.    she has read this Supplemental Release and understands all of its terms, including the waiver and release of claims set forth in Section 2 above.
11.    Consideration and Revocation Periods; Effective Date: Ms. LaBrosse acknowledges that she was initially presented with this Supplemental Release on the Receipt Date. Ms. LaBrosse acknowledges and agrees that she has been provided at least twenty-one (21) calendar days from the Receipt Date to consider whether to sign this Supplemental Release. The Parties agree that any material or immaterial change made to this Supplemental Release following the Receipt Date will not re-start the running of the Consideration Period. Ms. LaBrosse understands that this Supplemental Release shall be of no force or effect unless she (a) signs and returns it within three (3) days of the Separation Date (but in no event before the Separation Date) and (b) does not revoke this Supplemental Release within the seven (7) day calendar period after signing it by delivering a signed revocation notice to the Company. In the event of such revocation, this Supplemental Release shall become null and void in its entirety. This Supplemental Release shall become effective on the eighth day after Ms. LaBrosse signs and returns the Supplemental Release, without having timely revoked the Supplemental Release, provided it is also executed by the Company.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Supplemental Release on the respective dates set forth below.

FOR MS. LABROSSE:

Nicole LaBrosse

Date Signed

FOR HALOZYME THERAPEUTICS, INC.:

Helen Torley, M.B. Ch.B., M.R.C.P.,
President & CEO

Date Signed